Exhibit 5.1

May 11, 2012

Ur-Energy Inc.

10758 W. Centennial Road, Suite 200
Littleton, CO 80127

Dear Sirs,

We have acted as Canadian counsel to Ur-Energy Inc., a corporation continued under the laws of Canada (the “Corporation”). This opinion is being rendered in connection with the registration, pursuant to the registration statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of an additional 2,216,000 common shares of the Corporation (the “Shares”) issuable pursuant to each of (i) the Ur-Energy Inc. Amended and Restated Stock Option Plan 2005 (the “Option Plan”) and (ii) the Amended Ur-Energy Inc. Restricted Share Unit Plan (the “RSU Plan”, together with the Option Plan, the “Plans”).

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Corporation. We have assumed the authenticity of all the documents presented to us as originals.

Based on the foregoing, we are of the opinion that the Shares are duly authorized and will (i) upon the exercise of the option for Shares in accordance with the Option Plan, be validly issued as fully paid and non-assessable shares in the capital of the Corporation, and (ii) upon the redemption of the restricted share units for Shares of the Corporation in accordance with the RSU Plan be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

This opinion letter has been prepared to be filed by the Corporation as an exhibit to the Registration Statement and must not be quoted from or referred to in any other documents without our prior written consent. The opinions hereinbefore expressed are given and effective as of the date hereof and we assume no obligation to advise you of any factual or legal developments in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission thereunder.

Yours very truly,

/s/ Fasken Martineau DuMoulin LLP